Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter 2020 Financial Results
Sequential quarter net sales grew 10.9%, or $27.6 million, to $281.7 million for Q4 2020
Ridgefield, CT, February 10, 2021 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its fourth quarter ended December 25, 2020.

Financial highlights for the fourth quarter of 2020:

•Net sales decreased 34.0% to $281.7 million for the fourth quarter of 2020 from $426.5 million for the fourth quarter of 2019. On a sequential quarter basis, net sales grew 10.9% or $27.6 million compared to the third quarter of fiscal 2020.
•GAAP net loss was $37.1 million, or $(1.02) per diluted share, for the fourth quarter of 2020 compared to net income of $10.9 million, or $0.36 per diluted share, in the fourth quarter of 2019.
•Adjusted EPS1 was $(0.52) for the fourth quarter of 2020 compared to $0.39 for the fourth quarter of 2019.
•Adjusted EBITDA1 was $(10.5) million for the fourth quarter of 2020 compared to $28.2 million for the fourth quarter of 2019.
•The Company had approximately $193.6 million of cash and cash equivalents on the balance sheet and $38.6 million of availability on its asset-based loan facility as of February 5, 2021.

“October and November sales trends remained relatively steady at approximately 70% of prior year, on a fiscal comparison basis, as sequential growth in certain markets was offset by declining outdoor dining in the Northeast and colder-weather regions.” said Chris Pappas, Chairman and Chief Executive Officer of the Company. “Post-Thanksgiving, sales trended lower as in-door dining restrictions were re-instated in a number of key markets. December sales remained above 60% of 2019 as customers pivoted to more take-out and delivery and limited outdoor dining continued despite the change in season. Pent-up demand was evident in markets with more favorable weather and restaurant capacity allowances such as Florida and Texas and we continue to be encouraged by our customer acquisition trends. Our balance sheet and liquidity positions us for future growth as COVID-related conditions improve.”

Reclassifications

The Company has reclassified its food processing costs, previously included in operating expenses, to cost of sales and has split its historical presentation of operating expenses between selling, general and administrative expenses and other operating expenses. These reclassifications have no impact on the Company’s net income, cash flows or EBITDA.

Transition of Trademarks

During the fourth quarter of fiscal 2020, the Company committed to a plan to shift its brand strategy to leverage its Allen Brothers brand in the west coast region and determined that its Del Monte, Ports Seafood and Bassian Farms trademarks did not fit its long-term strategic objectives. As a result, the Company recorded a $24.2 million non-cash charge to write-down the value of its Del Monte and Bassian Farms trademarks.

Fourth Quarter Fiscal 2020 Results

Net sales for the quarter ended December 25, 2020 decreased 34.0% to $281.7 million from $426.5 million for the quarter ended December 27, 2019. Organic sales declined $177.4 million, or 41.7% versus the prior year quarter. Sales growth of $32.6 million, or 7.7%, resulted from acquisitions. Organic case
1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.

count declined approximately 47.4% in the Company’s specialty category with unique customers and placements declines at 29.2% and 45.8%, respectively, compared to the prior year quarter. Pounds sold in the Company’s center-of-the-plate category decreased approximately 41.4% compared to the prior year quarter. Estimated deflation was 0.4% in the Company’s specialty categories and estimated inflation was 1.6% in the center-of-the-plate categories compared to the prior year quarter.
Gross profit decreased approximately 42.5% to $58.9 million for the fourth quarter of 2020 from $102.4 million for the fourth quarter of 2019. Gross profit margin decreased approximately 311 basis points to 20.9% from 24.0%. Gross margins in the Company’s specialty category decreased 648 basis points and gross margins increased 87 basis points in the Company’s center-of-the-plate category compared to the prior year quarter. Gross profit results include a charge of approximately $4.8 million related to estimated inventory losses from obsolescence due to impacts of the COVID-19 pandemic.

Selling, general and administrative expenses decreased by approximately 0.5% to $82.9 million for the fourth quarter of 2020 from $83.4 million for the fourth quarter of 2019. As a percentage of net sales, operating expenses were 29.4% in the fourth quarter of 2020 compared to 19.5% in the fourth quarter of 2019. Lower costs associated with compensation and benefits and lower general and administrative related costs, partially offset by impacts of recent acquisitions were the primary drivers of the decrease in operating expenses in the quarter.

Other operating expenses increased by approximately $23.6 million primarily due to a $24.2 million impairment of Del Monte and Bassian trademarks.

Operating loss for the fourth quarter of 2020 was $48.3 million compared to operating income of $18.4 million for the fourth quarter of 2019. The decrease in operating income was driven primarily by lower gross profit and higher other operating expenses, as discussed above. As a percentage of net sales, operating loss was 17.1% in the fourth quarter of 2020 as compared to operating income of 4.3% in the fourth quarter of 2019.

Total interest expense increased to $5.3 million for the fourth quarter of 2020 compared to $4.4 million for the fourth quarter of 2019. The increase was primarily due to higher average long-term debt balances, partially offset by lower effective interest rates charged on the Company’s outstanding debt.

Net loss for the fourth quarter of 2020 was $37.1 million, or $(1.02) per diluted share, compared to net income of $10.9 million, or $0.36 per diluted share, for the fourth quarter of 2019.

Adjusted EBITDA1 was $(10.5) million for the fourth quarter of 2020 compared to $28.2 million for the fourth quarter of 2019. For the fourth quarter of 2020, adjusted net loss1 was $19.0 million, or $(0.52) per diluted share compared to adjusted net income of $12.1 million, or $0.39 per diluted share for the fourth quarter of 2019.

As of February 5, 2021, the Company had approximately $232.2 million of available liquidity comprised of $193.6 million in cash and cash equivalents and $38.6 million of availability under the Company’s ABL Credit Facility. Net debt as of January 29, 2021 was approximately $210.2 million, inclusive of cash and cash equivalents.

Full Year 2021 Guidance

Due to the continued uncertainty regarding the pace of economic recovery and the lifting of in-door dining restrictions across our markets, the Company will not be providing guidance for 2021 at this time. The Company will look to provide guidance as it gains more clarity on the expected length of the economic downturn and the outlook for customer re-openings.

Fourth Quarter 2020 Earnings Conference Call

The Company will host a conference call to discuss fourth quarter 2020 financial results today at 8:30 a.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. An online archive of the webcast will be available on the Company’s investor relations website.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; our ability to expand our operations in our existing markets and to penetrate new markets through acquisitions; we may not achieve the benefits expected from our acquisitions, which could adversely impact our business and operating results; we may have difficulty managing and facilitating our future growth; conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network; our increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure to price volatility experienced by those products; our business is a low-margin business and our profit margins may be sensitive to inflationary and deflationary pressures; because our foodservice distribution operations are concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on our business, financial condition or results of operations; our ability to raise capital in the future may be limited; we may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; interest charged on our outstanding debt may be adversely affected by changes in the method of determining London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with an alternative rate; our business operations and future development could be significantly disrupted if we lose key members of our management team; and significant public health epidemics or pandemics, including COVID-19, may adversely affect our business, results of operations and financial condition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 24, 2020 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 50,000 products to more than 34,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Net sales	$281,674	$426,507	$1,111,631	$1,591,834
Cost of sales	222,799	324,081	863,480	1,205,266
Gross profit	58,875	102,426	248,151	386,568

Selling, general and administrative expenses	82,914	83,351	336,394	329,542
Other operating expenses	24,229	678	14,417	6,359
Operating (loss) income	(48,268)	18,397	(102,660)	50,667

Interest expense	5,344	4,351	20,946	18,264
(Loss) income before income taxes	(53,612)	14,046	(123,606)	32,403

Provision for income tax (benefit) expense	(16,555)	3,158	(40,703)	8,210

Net (loss) income	$(37,057)	$10,888	$(82,903)	$24,193

Net (loss) income per share:
Basic	$(1.02)	$0.37	$(2.46)	$0.82
Diluted	$(1.02)	$0.36	$(2.46)	$0.81

Weighted average common shares outstanding:
Basic	36,281,698	29,595,723	33,716,157	29,532,342
Diluted	36,281,698	31,134,821	33,716,157	30,073,338

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 25, 2020 AND DECEMBER 27, 2019
(in thousands)

	December 25, 2020	December 27, 2019
	(unaudited)
Cash and cash equivalents	$193,281	$140,233
Accounts receivable, net	96,383	175,044
Inventories, net	82,519	124,056
Prepaid expenses and other current assets	33,479	13,823
Total current assets	405,662	453,156

Equipment, leasehold improvements and software, net	115,448	92,846
Operating lease right-of-use assets	115,224	127,649
Goodwill	214,864	197,743
Intangible assets, net	111,717	138,751
Deferred taxes, net	7,535	—
Other assets	3,875	3,534
Total assets	$974,325	$1,013,679

Accounts payable	$57,515	$94,097
Accrued liabilities	27,924	29,847
Short-term operating lease liabilities	17,167	17,453
Accrued compensation	9,401	8,033
Current portion of long-term debt	6,095	721
Total current liabilities	118,102	150,151

Long-term debt, net of current portion	398,084	386,106
Operating lease liabilities	109,133	120,572
Deferred taxes, net	—	10,883
Other liabilities	4,416	10,034
Total liabilities	629,735	677,746

Preferred stock	—	—
Common stock	373	304
Additional paid in capital	303,734	212,240
Cumulative foreign currency translation adjustment	(2,051)	(2,048)
Retained earnings	42,534	125,437
Stockholders’ equity	344,590	335,933

Total liabilities and stockholders’ equity	$974,325	$1,013,679

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE FIFTY-TWO WEEKS ENDED DECEMBER 25, 2020 AND DECEMBER 27, 2019
(unaudited, in thousands)

	December 25, 2020	December 27, 2019
Cash flows from operating activities:
Net (loss) income	$(82,903)	$24,193

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,774	13,328
Amortization of intangible assets	13,502	12,663
Provision for allowance for doubtful accounts	21,372	4,981
Non-cash operating lease expense	689	2,043
(Benefit) provision for deferred income taxes	(18,418)	2,063
Amortization of deferred financing fees	3,426	2,168
Stock compensation	9,292	4,399
Change in fair value of contingent earn-out liabilities	(11,479)	5,879
Intangible asset impairment	24,200	—
Loss on asset disposal	151	101
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	77,590	(13,213)
Inventories	49,050	(9,439)
Prepaid expenses and other current assets	(18,240)	(1,813)
Accounts payable, accrued liabilities and accrued compensation	(46,442)	3,775
Other assets and liabilities	1,317	(6,121)
Net cash provided by operating activities	42,881	45,007

Cash flows from investing activities:
Capital expenditures	(7,036)	(16,077)
Cash paid for acquisitions, net of cash received	(60,932)	(28,077)
Net cash used in investing activities	(67,968)	(44,154)

Cash flows from financing activities:
Payment of debt, finance lease and other financing obligations	(40,432)	(1,894)
Proceeds from the issuance of common stock, net of issuance costs	85,941	—
Proceeds from debt issuance	—	150,000
Payment of deferred financing fees	(856)	(5,082)
Proceeds from exercise of stock options	—	1,541
Surrender of shares to pay withholding taxes	(3,670)	(1,022)
Cash paid for contingent earn-out liabilities	(2,927)	(2,412)
Borrowings under asset based loan facility	100,000	—
Payments under asset based loan facility	(60,000)	(44,184)
Net cash provided by financing activities	78,056	96,947

Effect of foreign currency translation on cash and cash equivalents	79	23

Net increase in cash and cash equivalents	53,048	97,823
Cash and cash equivalents at beginning of period	140,233	42,410
Cash and cash equivalents at end of period	$193,281	$140,233

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF GAAP NET (LOSS) INCOME PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Numerator:
Net (loss) income	$(37,057)	$10,888	$(82,903)	$24,193
Add effect of dilutive securities:
Interest on convertible notes, net of tax	—	215	—	207
Net Income available to common shareholders	$(37,057)	$11,103	$(82,903)	$24,400
Denominator:
Weighted average basic common shares outstanding	36,281,698	29,595,723	33,716,157	29,532,342
Dilutive effect of unvested common shares	—	204,483	—	211,050
Dilutive effect of convertible notes	—	1,334,615	—	329,946
Weighted average diluted common shares outstanding	36,281,698	31,134,821	33,716,157	30,073,338

Net (loss) income per share:
Basic	$(1.02)	$0.37	$(2.46)	$0.82
Diluted	$(1.02)	$0.36	$(2.46)	$0.81

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET (LOSS) INCOME
(unaudited; in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Net (loss) income	$(37,057)	$10,888	$(82,903)	$24,193
Interest expense	5,344	4,351	20,946	18,264
Depreciation	5,060	3,789	19,774	13,328
Amortization	3,391	3,178	13,502	12,663
Provision for income tax (benefit) expense	(16,555)	3,158	(40,703)	8,210
EBITDA (1)	(39,817)	25,364	(69,384)	76,658

Adjustments:
Stock compensation (2)	4,367	1,488	9,292	4,399
Other operating expenses (3)	24,229	678	14,417	6,359
Duplicate rent (4)	700	698	2,795	1,503
Moving expenses (5)	—	—	—	61

Adjusted EBITDA (1)	$(10,521)	$28,228	$(42,880)	$88,980

1.We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.
4.Represents duplicate rent and occupancy costs for our Los Angeles, CA facility.
5.Represents moving expenses for the consolidation and expansion of our Ridgefield, CT and Toronto, Canada facilities.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET (LOSS) INCOME TO NET (LOSS) INCOME
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Net (loss) income	$(37,057)	$10,888	$(82,903)	$24,193

Adjustments to Reconcile Net (Loss) Income to Adjusted Net (Loss) Income (1):
Other operating expenses (2)	24,229	678	14,417	6,359
Duplicate rent (3)	700	698	2,795	1,503
Moving expenses (4)	—	—	—	61
Third party debt modification fees (5)	—	—	1,233	—
Tax effect of adjustments (6)	(6,855)	(205)	(5,072)	(2,007)

Total adjustments	18,074	1,171	13,373	5,916

Adjusted net (loss) income	$(18,983)	$12,059	$(69,530)	$30,109

Diluted adjusted earnings (loss) per common share	$(0.52)	$0.39	$(2.06)	$1.01

Diluted shares outstanding - adjusted	36,281,698	31,225,875	33,716,157	30,073,338

1.We are presenting adjusted net income and adjusted earnings per common share (EPS), which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income available to common stockholders and adjusted EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of adjusted net income available to common stockholders and adjusted EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairments, and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.

3.Represents duplicate rent and occupancy costs for our Los Angeles, CA facility.

4.Represents moving expenses for the consolidation and expansion of our Ridgefield, CT and Toronto, Canada facilities.

5.Represents interest expense related to investment banking fees paid in connection with the modification of our senior secured term loan.

6.Represents the tax effect of items 2 through 5 above.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EARNINGS PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Numerator:
Adjusted net (loss) income	$(18,983)	$12,059	$(69,530)	$30,109
Add effect of dilutive securities:
Interest on convertible notes, net of tax	—	250	—	207
Adjusted net income (loss) available to common shareholders	$(18,983)	$12,309	$(69,530)	$30,316
Denominator:
Weighted average basic common shares outstanding	36,281,698	29,595,723	33,716,157	29,532,342
Dilutive effect of unvested common shares	—	204,483	—	211,050
Dilutive effect of convertible notes	—	1,425,669	—	329,946
Weighted average diluted common shares outstanding	36,281,698	31,225,875	33,716,157	30,073,338

Adjusted earnings (loss) per share:
Diluted	$(0.52)	$0.39	$(2.06)	$1.01